Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 of our report dated March 12, 2014, with respect to the consolidated balance sheets of United States Antimony Corporation and subsidiaries as of December 31, 2013 and 2012, and the related consolidated statements of operations, changes in stockholders’ equity and cash flows for each of the three years in the period ended December 31, 2013, which report is included in the Form 10-K filing for United States Antimony Corporation and subsidiaries as filed with the Securities and Exchange Commission on March 17, 2014, as amended by Form 10-K/A, as filed on April 14, 2014.  We also consent to the reference to our firm under the heading “Experts” in the Registration Statement.

/s/ DeCoria, Maichel & Teague P.S.

DeCoria, Maichel & Teague, P.S.

Spokane, Washington
May 9, 2014